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                                                                     Exhibit 4.2

                          FIRST SUPPLEMENTAL INDENTURE

       This FIRST SUPPLEMENTAL INDENTURE ("First Supplemental Indenture") dated as of May 11, 1998, between CYTEC INDUSTRIES INC., a Delaware corporation (the "Company"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States (the "Trustee").


                            RECITALS OF THE COMPANY

     WHEREAS, an Indenture (the "Indenture") dated as of March 15, 1998, between the Company and the Trustee provides for the issuance from to time of the Company's debentures, notes, bonds or other evidences of indebtedness to be issued in one or more series unlimited as to principal amount (the "Securities"), which terms shall include any Securities issued under the Indenture after the date hereof;

     WHEREAS the Company proposes by this First Supplemental Indenture to supplement and amend the Indenture to add an additional obligation of the Trustee; and

     WHEREAS the Company has requested that the Trustee execute and deliver this First Supplemental Indenture and has certified that requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms have been satisfied, and that the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.


     NOW, THEREFORE, the Company and the Trustee hereby agree that the following sections of this First Supplemental Indenture supplement and amend the Indenture with respect to that series of Securities which consists of MandatOry Par Put Remarketed Securities ("MOPPRS") due May 11, 2025.

SECTION 1.01. Article VII of the Indenture is hereby supplemented and amended, solely with respect to that series of Securities which consists of MOPPRS, by adding the following new SECTION 7.01(i):

          "(i) When the Remarketing Dealer (as defined in the Remarketing Agreement) gives notice to the Trustee
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     on the Notification Date (as defined in the Remarketing Agreement) of its election to remarket the MOPPRS pursuant to Section 4(c) of the Remarketing Agreement, dated as of May 11, 1998 (the "Remarketing Agreement"), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Trustee shall give notice in the Company's name and at the Company's expense on the Notification Date of such election (the "Company Notice") to The Depository Trust Company and its successors and each holder of the MOPPRS; provided that, in all cases, the text of such Company Notice shall
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     be prepared by the Company and information regarding beneficial owners shall be provided to the Trustee by the Company to the extent necessary to comply with applicable law and to effect such notification."


     IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.


                    CYTEC INDUSTRIES INC.,



                    by: /s/J. P. Cronin
                       --------------------------------
                    Name: J. P. Cronin
                    Title: Executive Vice President and
                           Chief Financial Officer
Attest:

/s/Roy Smith
--------------------------
Title:Assistant Secretary

                    PNC BANK, NATIONAL ASSOCIATION,



                    by: /s/J. Salovitch - Miller
                       ---------------------------
                       Name: J. Salovitch - Miller
                      Title:  Vice President

Attest:

/s/Suzanne Vikorin
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Title: